Exhibit 10.44

Apollo Global Management, Inc.
9 West 57th Street
New York, NY 10019

December 1, 2021

Personal and Confidential
James Zelter
[Address on file with the Company]

Re: Employment and Compensation Terms

Dear Jim:

This letter agreement (the “Agreement”) entered into between you and Apollo Global Management, Inc. (“AGM”) and its subsidiaries (collectively, the “Company”) sets forth the terms of your continued employment by the Company. We are delighted to expand your leadership role as we anticipate the merger of the Company and Athene Holding Ltd. (“Athene”) (the “Merger”) and appreciate the increased responsibilities you assumed this year.

Following the Merger, the Company shall be renamed Apollo Asset Management, Inc. and become a subsidiary of Tango Holdings, Inc., (“Tango”) which shall be renamed Apollo Global Management, Inc. (following the Merger, Tango shall be “AGM”). Capitalized terms not defined herein are defined in Exhibit A.

This Agreement provides the terms of your compensation for your service as Co-President of the Company for the next five years, aligns your interests with shareholders of the Company and is contingent on your agreement to adhere to the restrictive covenants for the restriction periods set forth in this Agreement. As mutually agreed, this Agreement supersedes and replaces all prior employment letter agreements, including but not limited to the letter agreement by and between you and the Company, dated as of November 12, 2017 (the “2017 Letter Agreement”) and the letter agreement by and between you and the Company, dated as of June 20, 2014 (“2014 Letter Agreement”).

1.Position; Reporting. You shall continue to serve the Company as Co-President and shall report solely and directly to Marc Rowan or his successor as Chief Executive Officer (the “CEO”). You are currently on the Board of Directors of the Company, and following the closing of the Merger, you shall be on the Board of Directors of AGM (the “Board”), and, thereafter, the Nominating Committee of the Board shall in good faith consider you for nomination to the Board and after the first anniversary of the closing of the Merger, to the Executive Committee of the Board each year, or as frequently as you stand for election.

Notwithstanding any other position, role or status you may occupy during your employment by the Company, including but not limited to any engagement you have as a limited partner with any Affiliate, you agree that the conditions of your employment with the Company are governed by the terms set forth in this Agreement and that any obligations herein will survive throughout your employment with the Company, unless expressly overridden in writing by an authorized representative of the Company.

2.Duties. You agree that you will continue to: (i) devote substantially all of your working time, attention, and abilities to the duties assigned to you; (ii) endeavor to promote and protect the interests and reputation of the Company; (iii) comply in all material respects with all rules, policies, and regulations of the Company that it may implement and/or amend from time to time in its sole discretion (to the extent such rules, policies, and regulations are disseminated to you); and (iv) obey all reasonable and lawful instructions and directions given to you by the CEO, the Board or the Board of Directors of the Company. In accordance with the Company’s policies and procedures, including but not limited to the Company’s written Code of Ethics as in effect from time to time, you agree that during your employment with the Company you will not engage in any Outside Business Activity, unless prior approval is received in accordance with the Company’s Code of Ethics and any other applicable policies. The Company agrees to provide you with a schedule of permitted Outside Business Activities on a regular basis and as you may request from time to time.

3.Annual Base Salary. During the term of your employment with the Company your base salary shall be $100,000 per year and paid in accordance with the Company’s payroll practices from time to time. All amounts payable under this Agreement are subject to withholding, in accordance with applicable law.

4.RSU Grant. On or about December 1, 2021, subject to your continued employment with the Company (and not being under notice, given or received) through such date you shall receive a one-time grant of six million restricted share units (the “RSUs”), which will represent the right to receive Shares (as defined in the AGM 2019 Omnibus Equity Incentive Plan (the “Plan”)) of common stock of the Company (less the number of Tango shares to be delivered to you under Section 7.a) hereof), subject to the terms set forth in the RSU Award Agreements and the Plan. Under the Plan and the agreement setting forth the terms of the Merger, these RSUs in respect of common stock of the Company will be converted into rights in respect of shares of AGM upon the closing of the Merger. As set forth in more detail below, the RSUs shall be granted in three tranches, with the following key terms:

a.Tranche One:
i.Three million RSUs, less the number of Tango shares received in the tax-free exchange pursuant to Section 7.a) (the “Grant Vested RSUs”) will be vested at grant.

ii.The shares underlying such RSUs (“RSU Shares”) will be delivered on or within thirty (30) days following January 1, 2027 (the “Five Year Delivery Date”) (and not prior to such date), subject to delayed delivery on or within thirty (30) days following January 1, 2032 (the “Ten Year Delivery Date”), if you resign without Good Reason prior to the Five Year Delivery Date.

b.Tranche Two: Two million RSUs will cliff vest on January 1, 2027, subject to your continued employment through such date (and not being under notice, given or received) or as otherwise provided for upon your termination of employment by the Company without Cause, your resignation with Good Reason or termination due to your death or Disability, and the terms set forth in the RSU Award Agreement (the “Service Vesting RSUs”).
c.Tranche Three: One million RSUs will be eligible to vest on April 1, 2027, subject to your continued employment (and not being under notice given or received) through December 31, 2026, or as otherwise provided for upon a termination due to your death or Disability, and achievement of a firm-wide (combined company) fee-related earnings growth per share and spread-related earnings growth per share performance goal for the period from January 1, 2023 through December 31, 2026 (the “Performance Vesting RSUs” or “PSUs”).
5.Forfeiture and Clawback.
a.The RSUs will be forfeited if (i) (A) you are terminated for Cause, or (B) your employment terminates for any other reason and prior to the later of (1) December 31, 2026 or (2) the date that is twelve (12) months following your termination of employment, the Company reasonably determines your employment could have been terminated for Cause (provided that, for the avoidance of doubt, the ultimate resolution as to whether Cause existed prior to your termination of employment shall be subject to the dispute resolution procedures of Section 17) or (ii) you violate in any material respect any of the restrictive covenants set forth in Section 6 hereof, which are applicable to you during the Restricted Period, and which violation, if curable, is not cured within thirty (30) days following receipt of written notice by you from the Company.
b.If any RSU Shares have been delivered to you, and prior to the date that is twelve (12) months following your termination of employment (but not later than December 31, 2027), the Company reasonably determines your employment could have been terminated for Cause (provided that, for the avoidance of doubt, the ultimate resolution as to whether Cause existed prior to your termination of employment shall be subject to the dispute resolution procedures of Section 17) or (ii) you have violated in any material respect any of the restrictive covenants set forth in Section 6 hereof which are applicable to you during the Restricted Period, and which violation, if curable, is not cured within thirty (30) days following receipt of written notice by you from the Company, then the Company will have the right to demand, and you will have an obligation to return the delivered RSU Shares, or the gross value of such RSU Shares, to the Company upon written demand from the Company.
6.Restrictive Covenants.
a.In connection with the execution of this Agreement, you hereby agree to the following restrictive covenants, and are also or will be executing the Covenants Agreement (the “CA”) and it is a condition of your employment under this Agreement and the issuance of any RSU Shares that you comply in all material respects with such covenants, the terms of the CA and any successor agreements (it being agreed that you shall not be in violation of the CA as a result of any act or omission by you that is expressly permitted in this Agreement or other written agreement with the Company).
b.Your non-competition and non-solicitation obligations apply throughout your employment with the Company and during the following restricted periods set forth below.
i.The “Non-Competition Restricted Period” shall continue through the longer of (i) the eighteen (18) month period following any termination of your employment and (ii) December 31, 2026.

ii.The “Non-Solicitation Restricted Period” shall continue through the longer of (i) the twenty-four (24) month period following any termination of your employment and (ii) December 31, 2026 (the Non-Competition Restricted Period and the Non-Solicitation Restricted Period, as applicable, the “Restricted Period”).

c.For purposes of clarity, the Company retains the right to enforce the respective covenants herein and in the CA with all applicable remedies, including injunctive relief, for violations during the applicable eighteen (18) and twenty-four (24) month post-termination periods. The remedy for the violation of the covenants during the applicable Restricted Period, in excess of that referred to in the preceding sentence, shall be forfeiture of your RSUs as set forth herein and in the RSU Award Agreements.
d.For purposes of clarity, you hereby agree that, during the applicable Restricted Period, you will not, directly or indirectly, either on your own or in conjunction with any Person:
i.commence or engage in any Competitive Activity;

ii.take or attempt to take any action to (A) solicit or induce any Restricted Entity to terminate (or diminish in any respect) his, her or its relationship with the Company or (B) solicit or induce any Restricted Entity to establish a relationship or provide services, funding, financing, investment, partnership or the like to a Competitive Business; or

iii.take or attempt to take any action to (A) solicit or induce any Key Employee to leave, terminate or diminish in any respect his or her employment or engagement with the Company or (B) hire any Key Employee who has left the employment, engagement or service of the Company for employment or to perform services with a Competitive Business, if such employment, engagement or provision of services does, would or could reasonably be expected to require or allow for the Key Employee’s use of Confidential Information during the performance of his or her duties to such Competitive Business, or where the Key Employee will, or can reasonably expect to, provide services that are competitive with the types of services that the Key Employee performed during the last 12 months of his or her employment with the Company.

7.Cancellation of Unvested Carry Points.
a.Unvested Non-GCP Carried Interests; Unvested Stock Awards.
i.Except as set forth below in Section 8 for your interests (notional or otherwise) in any Apollo Global Carry Pool Aggregator Partnership (I, II, III or IV) (collectively, “GCP”), all existing unvested points and interests in respect of carried interest or other incentive income vehicles managed, sponsored or advised by the Company or any of its Affiliates that were previously awarded to you (including, without limitation, all profits interests, other carry points, rights in respect of AGM Incentive Pool, L.P. and other incentive income rights) that are in the form of a limited partner interest, LLC interest or other equity interest (collectively, “Unvested Non-GCP Carried Interest”) shall either be exchanged for shares of common stock of Tango of equivalent value in a tax-free exchange pursuant to a separate written exchange agreement (the “Exchange”), or relinquished, and you and your related parties shall forfeit any right to distributions (except for any distributions that may be made to you in respect of an existing tax capital account balance or distributions made, pursuant to the applicable governing documents, by reference to points held on a date occurring on or before December 31, 2021, but for this purpose treating such points as held on December 31, 2021, regardless of the timing of payment) that otherwise would have been made after the Exchange in respect of such points or interests. Notwithstanding the foregoing sentence, all distributions with respect to Unvested Non-GCP Carried Interest that are determined under the applicable governing documents by reference to points held after

December 31, 2021, shall cease as of such date (but, for the avoidance of doubt, treating all such points as held through December 31, 2021, regardless of the timing of payment). Shares of Tango received in the Exchange will (a) reduce, on a one-for-one basis, the number of Grant Vested RSUs, and (b) be subject to (i) restrictions on transfer that lapse on the same schedule as applies to the delivery of the Grant Vested RSUs as set forth under Section 4(a)(i) hereof and (ii) the same provisions regarding clawback and forfeiture as apply to the Grant Vested RSUs for engaging in Cause, being terminated for Cause or violating the restrictive covenants applicable to you. The Exchange shall occur as of the date of the closing of the merger of the Company with a subsidiary of Tango. For purposes of clarity, if the Exchange does not occur by January 1, 2022, you will receive dividend equivalents in respect for your right to receive the shares of Tango in connection with the Exchange beginning on January 1, 2022, for the period (if any) between January 1, 2022 and the date of the Exchange.

ii.For the avoidance of doubt, (x) all of your outstanding unvested restricted share units and restricted shares, including those acquired in respect of outstanding unvested carry points and incentive income rights, shall remain outstanding and eligible to vest in accordance with their terms and (y) any unvested rights to incentive income that are represented by notional points or are otherwise not in the form of a limited partner interest, LLC interest or other equity interest shall not be exchanged and shall instead be forfeited for no consideration upon the Exchange. Your unvested points, including those participating in the Exchange, are set forth on Schedule 7(a).

b.Vested Non-GCP Carried Interests. Your retained, vested points are set forth on Schedule 7(b) and shall continue to subsist in accordance with the applicable governing documents. Except in respect of those points specifically set forth on Schedule 7(b), you and the Company acknowledge and agree that, as of the close of business on December 31, 2021, you and your related parties shall have no right, contractual, contingent, or otherwise, to receive any incentive fees, management fees, or carried interest points, payments or distributions in respect of any of the foregoing.

c.Capital Contributions. As of December 31, 2021, your unpaid mandatory capital commitments in respect of the Co-Investors (A) vehicles set forth on Schedule 7(c) shall be reduced proportionately to correspond to your retained vested points in the associated fund general partner. For purposes of clarity, the capital commitment reduction will not apply to capital calls relating to portfolio investments, if any, made prior to January 1, 2022 (including follow-on investments) and each capital commitment will continue to be governed by and subject to the terms of the applicable fund documents.

d.Other Interests. Notwithstanding anything in this Agreement to the contrary, except as otherwise provided above, your existing rights to payment in respect of any vested carried interests and/or promote and your existing rights (including rights to continued vesting and payment) in respect of your stock and equity awards (including without limitation any unvested RSUs and restricted stock, as applicable) are unchanged by this Agreement and shall continue to subsist in accordance with the applicable documentation governing such interests. Such existing, unchanged stock and equity awards are set forth on Schedule 7(d).

8.Exchange of GCP Awards. Along with all employees who participate in GCP generally, you are being offered the opportunity to participate in the exchange of your rights to participate in incentive income under your GCP awards for rights to the current and future delivery of shares of AGM common stock, on terms consistent with those provided to other employees generally. In connection with your execution of this letter, you affirmatively elect to participate in such exchange.

9.Benefit Plans. You will continue to be eligible to participate in the various group health, disability, and life insurance plans and other employee programs, including sick and vacation time, as generally are offered by the Company to similarly situated employees from time to time (excluding any partner benefits stipend). Specifically, with respect to vacation, you will be entitled to vacation days on the same terms provided to the Company’s executive officers generally, consistent with Company policies. You will continue to be provided with administrative assistance, logistical support and a suitable office, as you are currently provided. The Company reserves the right to modify or terminate any such employee program at any time.

10.Notice Entitlement. The Company may terminate your employment with the Company with or without Cause. The period of notice that the Company will give you if your termination from employment with the Company is without Cause (and other than by reason of your death or Disability, as defined in the Plan), is ninety (90) days. The Company may terminate your employment with the Company for Cause immediately upon written notice. You agree to give the Company ninety (90) days’ notice (which the Company may waive in its sole discretion) should you decide to leave the Company without Good Reason and shall abide by the Good Reason termination process if you terminate your employment with Good Reason. The Company reserves the right to require that you not be in the Company’s offices, that you not undertake any or all of your duties, and that you not contact Company clients, colleagues, or advisors for Company business purposes (unless otherwise instructed) during all or part of any period of notice of your termination of employment. During any such period, you shall remain a service provider to the Company with all duties of fidelity and confidentiality to the Company and subject to all terms and conditions of your employment with the Company and should not be employed or engaged in any other business. In the event you decide to leave the Company for any reason, the Company reserves the right to shorten or eliminate your notice period and the corresponding amount of payment.

11.Payment in Lieu of Notice. Subject to the “Employment in Good Standing; Compliance” section below, the Company reserves the right to pay you, in lieu of any required notice period, the equivalent of your Base Salary on a termination without Cause.
12.Indemnification. Your rights to be indemnified (and/or have expenses advanced) pursuant to any indemnification provision in any limited liability company agreement, limited partnership agreement, by-laws, or insurance policies covering the directors and officers of the Company against any losses, claims, damages, liabilities, judgments and reasonable expenses, incurred by, or imposed upon, you, shall subsist in accordance with the terms of the applicable provision on the date hereof, or as more favorable to you from time to time. You and the Company acknowledge and agree that the indemnification agreement by and between you and the Company dated March 19, 2010, remains in effect in accordance with its terms.
13.Amounts Payable Under This Agreement. All amounts payable under this Agreement are subject to deduction and withholding by the Company for applicable Federal, state or local taxes and withholdings. Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under Federal, state, local or foreign tax laws and regulations.

14.Employment in Good Standing; Compliance. As you are aware, the Company is subject to and has various compliance procedures in place. Accordingly, you understand that your continued association with the Company will be subject to your continued employment with the Company in good standing, which will include, among other things, your adherence to applicable laws, the Company’s Code of Ethics, and the Company’s other written policies, procedures, and applicable compliance manuals, copies of which will be made available to you. Nothing in this Agreement shall be construed as establishing any right to continued employment with the Company.
15.Section 409A. The payments and benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A of the Code (“Section 409A”) and this Agreement should be interpreted in a manner consistent therewith. To the extent necessary to avoid the imposition of tax or penalty under Section 409A, any payment by the Company or Affiliate to you (if you are then a “specified employee” as defined in Section 409A(a)(2)(B)(i) and Treasury Regulation §1.409A-l(i)(l)) of “deferred compensation,” whether pursuant to the Agreement or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of your separation from service under Section 409A (or, if earlier, upon your death). Each payment or installment due under this Agreement is intended to constitute a “separate payment” for purposes of Section 409A. In no event shall the Company or any Affiliate (or any agent thereof) have any liability to you or any other person due to the failure of this Agreement to satisfy the requirements of Section 409A. In the event that the parties reasonably agree that the payments and benefits provided under this Agreement or the provisions of this

Agreement are not in compliance with Section 409A, the parties shall in good faith attempt to modify this Agreement to comply with Section 409A while endeavoring to maintain its intended economic benefits.

16.Severability. If any provision of this Agreement shall be held invalid, illegal, or unenforceable in any jurisdiction for any reason then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; (b) such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision hereof or affect the validity, legality, or enforceability of such provision in any other jurisdiction; and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

17.Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute or controversy arising out of or relating to this Agreement or your employment will be settled by arbitration in accordance with the procedures set forth in the CA and Mutual Arbitration Agreement, including with the carve-out for the right to receive injunctive relief for the restrictive covenants. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU HEREBY WAIVE AND COVENANT THAT YOU WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY

18.Modifications to the Agreement. This Agreement may not be modified, amended or waived except pursuant to a writing signed by the undersigned parties.

19.Acknowledgements. You acknowledge that the modifications to your compensation, role and reporting reflected in this Agreement shall not be construed as providing a basis for a Good Reason termination pursuant to any written arrangement to which you are party together with the Company.

20.Entire Agreement and Assignment of Agreement. This Agreement constitutes the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement or understanding between the parties relating thereto, including but not limited to any term sheet (except that any obligations contained in any such agreement in favor of the Company requiring you to maintain confidentiality or honor other restrictive covenants shall survive in accordance with their terms, unless specifically superseded herein). All other governing documents referenced herein will remain in effect in accordance with their terms. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of the Global Head of the Company’s Human Capital Team, at their principal office location (with a copy to the Company’s Chief Legal Officer at their principal office location) or to you at your home address most recently on file with the Company. Except for an assignment by the Company of this Agreement to an Affiliate, this Agreement may not be assigned by the parties other than as expressly provided herein.

21.Assignment. This Agreement may not be assigned except by the Company to an Affiliate the employees of which are primarily dedicated to the Company; provided, that, the Company shall remain secondarily liable for all of its obligations hereunder. In the event of your death or total disability (whether during, on or following termination of your employment,) any amounts otherwise payable to you will be paid to your beneficiaries and estate.

22.Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, with the same effect as if the parties executing such counterparts had executed one (1) counterpart.

23.Miscellaneous. This Agreement shall not be construed against the party preparing it, but shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not on that ground be interpreted against any one (1) party.

[Continues on next page]

Sincerely,

/s/ Matthew Breitfelder

Matthew Breitfelder
Senior Partner, Global Head of Human Capital
for and on behalf of Apollo Global Management, Inc., Apollo Management Holdings, Inc., their subsidiaries, and funds or accounts managed or advised by each of their respective Affiliates in which you hold an interest

Agreed and accepted:

/s/ James Zelter
James Zelter

12/1/21
Date

[Signature Page]

Exhibit A

Definitions

“Affiliate” means any Person or entity that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with a Company entity and shall include, without limitation, Apollo-affiliated management companies, funds and managed accounts.
“Cause” means your: (a) commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on your ability to perform your services to the Company or any of its Affiliates; (b) commission of an intentional and material breach of a material provision of a written Company code of ethics; (c) commission of intentional misconduct in connection with your performance of services as Co-President for the Company or any of its Affiliates; (d) commission of any intentional misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to the Company or any of its Affiliates (excluding for purposes of this paragraph (d) and paragraph (c) above any mistake of judgment made in good faith with respect to a portfolio investment or account managed by the Company or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by the Company or any of its Affiliates); (e) conviction of a felony or plea of no contest to a felony charge, in each case if such felony relates to the Company or any of its Affiliates; (f) fraud in connection with your performance of services for the Company or any of its Affiliates; or (g) embezzlement from the Company or any of its Affiliates or interest holders; provided, that (i) you fail to cure within fifteen (15) business days after written notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses (b) and (d), and (ii) during the pendency of any felony charge under clause (e), the Company and its Affiliates may suspend payment of any distributions to you, and if (A) you are later acquitted or otherwise exonerated from such charge, or (B) your employment with the Company or its applicable Affiliate does not terminate, then throughout the period of suspension (or until the date of Termination, if earlier), payments of dividend equivalents with respect to any of the RSUs covered in the RSU Award Agreements shall continue to accrue, in accordance with the terms and conditions set forth therein, and vesting and payments with respect to any of your outstanding RSUs (including any dividends or dividend equivalents thereon) shall continue to vest or be paid (or accrue), in accordance with the terms and conditions set forth therein.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competitive Activity” means your direct or indirect ownership, management, control, employment or retention by, or consultation for (whether paid or unpaid), any Competitive Business, in any capacity that requires your use of Confidential Information during the performance of your duties to such Competitive Business, or in respect of which you will, or could reasonably expect to, provide services or support businesses that are competitive with the types of services that you performed, or businesses you supported, during the last 12 months of your employment with the Company. For the avoidance of doubt, “direct or indirect ownership” includes any direct or indirect ownership or profit participation interest in a Competitive Business, whether as an owner or a stockholder, member, partner, joint venturer or otherwise. It does not include being a passive owner of not more than 2% of the outstanding stock of any class of a company or corporation that is publicly quoted or listed, so long as you have no active participation in the business of such company or corporation.

A-1

“Competitive Business” means any business that competes with:
(1)any business segment or sector reflected in any Form 10-K or Form 10-Q, or other public securities filing, filed by AGM or any of its Affiliates (excluding such reports filed by portfolio investments of funds managed or advised by the Company) or
(2)any other business segment or sector in which the Company or its Affiliates (excluding for this purpose portfolio investments of funds managed or advised by the Company) participated, or planned, developed or undertook efforts to become actively engaged, in each case, in which you were employed or involved or of which you accessed Confidential Information during the 12 months preceding the Termination Date.
“Confidential Information” means any trade secret or confidential or proprietary business information of the Company (whether or not any such Confidential Information has been conceived, originated, discovered or developed in whole or in part by you). Confidential Information includes, but is not limited to, non-public information about any of the Company’s business plans, operations, products, strategies, marketing, sales, product pricing, costs or margins, procurement processes, customers, prospective customers, investors, prospective investors, suppliers, prospective supplier relationships, customer retention strategies, contractual preferences, strategies or plans for servicing customers, legal strategies, financial information (including operational direction, annual budget and new products), licensees, licensors, or authors or other contributors; information received from third parties under confidential conditions; information consisting of or concerning inventions, designs, experimental and new products, non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable; investment algorithms, investment memoranda and investment documentation concerning any potential, actual or aborted investments, valuation and financial models and/or data, underwriting formulae and current and/or target portfolio company and investor lists; operational direction plans, market research, investor fees and carryover interest calculations, investor preferences, performance data, product lists, software manuals, technical data, forecasts, budgets, employee information, employee names, recruitment, training, marketing strategies and techniques, phone lists and product information; employment agreements (including your own offer letter) and compensation terms of employees and other service providers of the Company (excluding your own terms) except where prohibited by law; organizational charts; other valuable financial, commercial, business, technical or marketing information concerning the Company or any of the products or services made, developed, sold or provided by the Company; and all other similar nonpublic information that provides a competitive advantage to the Company. Confidential Information also includes any and all information about the Company that is not generally known or available to the public, as well as information that has been developed, acquired or compiled by the Company with significant effort or expense. Confidential Information does not include knowledge or information that was known to you prior to your employment with the Company, or knowledge or information that is in the public domain or generally available to the public (except if the knowledge or information is in the public domain or generally available to the public because of your fault or negligence).

A-2

“Good Reason” means the occurrence of any of the following events without your written consent: (i) a reduction in your base salary, (ii) a material diminution in your authority, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) or a reduction in title, (iii) a relocation of your principal place of business more than a 50 mile radius from its then-current location, if such change significantly and materially increases your commute, (iv) any other material breach of this Agreement, the CA or other material agreement, or (v) solely for purposes of certain terms more fully described in the RSU Agreements referenced in Section 4 of this Agreement, if following a termination of Marc Rowan’s employment for any reason before December 31, 2026, neither you nor Scott Kleinman is appointed to succeed Mr. Rowan as CEO or Co-CEO of the Company. Notwithstanding the foregoing, a failure to appoint you to the Board of Directors shall not constitute a material diminution in your authority, reporting, duties or responsibilities or a reduction in title. You may not terminate your employment for Good Reason unless (x) you provides 30 days’ written notice to the CEO and Chief Legal Officer of such event, providing the details thereof, within 90 days of your knowledge of its initial occurrence, (y) the Company (or its Affiliate) fails to remedy such event within 30 days after receiving such notice, and (z) you terminate your employment (such that you are no longer employed by the Company or any of its Affiliates) within 90 days after the conclusion of such 30-day remediation period.

“Key Employee” means any officer, director, member, employee, agent or consultant of the Company or its successors or assigns who (i) is an investment, marketing, finance or other professional; (ii) occupied a senior, managerial, or advisory position at any time during the last 12 months of your employment; (iii) has knowledge of Confidential Information or (iv) is able to influence the relationship or trade connections between the Company, its successors or assigns, and any Restricted Entity.
“Material Contact” means to have, directly or indirectly, (i) in an effort to further a business relationship with the Company, (a) interacted with an actual or prospective business relation, (b) coordinated or supervised the relationship of the Company with any business relation, or (c) supervised or managed employees or agents who interacted with any business relation; (ii) obtained Confidential Information about any actual or prospective business relation in the course of employment with the Company; or (iii) received compensation, commissions or earnings directly attributable to the Company’s sale of products or provision of services to any business relation.
“Outside Business Activity” means any form of employment or business engagement outside of your employment at the Company. Outside Business Activities also include, but are not limited to, serving as a director or officer of another company or business organization, or any activity that has the potential to materially detract from your ability to devote appropriate time and attention to your responsibilities to the Company.
“Person” means an individual, a corporation, limited liability company, partnership, association, trust or any other entity.
“Restricted Entity” means any and all clients, customers, suppliers, partners, investors, prospective investors, financing sources or capital market intermediaries of the Company with which you or anyone you supervised had Material Contact or about which you had Confidential Information, in each case, at any time during the 12 months prior to the Termination Date.
“Termination Date” means the date on which your employment with the Company terminates for whatever reason.

A-3